Exhibit 99.1

On November 10, 2003, Ronald S. Lauder ("RSL" or the "Reporting Person") sold
60,000 shares of Class A Common Stock.
He sold them in a number of transactions with an average sale price of $36.7218.
The information regarding shares sold at each price appears in the two columns below:

Shares  	Price
400		36.53
1000		36.63
1100		37.22
1800		36.60
2700		37.25
3500		36.51
5800		36.61
6100		36.50
7200		37.20
10400		36.64
20000		36.65



On November 11, 2003, RSL sold
100,000 shares of Class A Common Stock.
He sold them in a number of transactions with an average sale price of $36.2857.
The information regarding shares sold at each price appears in the two columns below:

Shares  	Price
700		36.32
4100		36.35
5000		36.29
10000		36.26
11000		36.40
15000		36.21
19000		36.25
35200		36.30


After these sales, the amounts of Class A Common
Stock and Class B Common Stock
beneficially owned by RSL includes:

(i) 22,005,555 shares of Class B
Common Stock held directly,
(ii) 3,182 shares of Class A
Common Stock and 3,182 shares of Class B
Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B
Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a Trustee of The
1995 Estee Lauder RSL Trust,
which is also a general partner
of Lauder & Sons L.P.),
(iv) 1,095,410 shares of Class A
Common Stock held indirectly
as co-Trustee and beneficiary of
the Estee Lauder 2001 Charitable Trust, and
(v) 10,188,803 shares of Class B Common
stock held indirectly
as trustee of The Estee Lauder 2002 Trust. RSL disclaims beneficial ownership of the shares in clauses (ii), (iii),
(iv) and (v) to the extent he does not
have a pecuniary interest in such securities.